Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

We were hoping that the pandemic would have more of a short-term effect, but as we now know the pandemic has persisted much longer than originally anticipated. Due to this dramatic impact on hotel demand, it cannot be overstated how critical it was that our management team responded so quickly. The management team was prepared at the property level for what was to come as we were hit first in our downtown Seattle asset.

We initially worked hard to fortify the ship by stabilizing the assets and utilizing a cost containment method to focus on flex/flow.  When a hotel has an increase in revenue you want to “flow” the dollars from the top line to the bottom and conversely when your hotel experiences a drop in revenue you want to “flex”- for if you lose a dollar on the top line you do not want to lose a dollar on the bottom line.  These cost containment measures, which included energy savings, cuts on landscaping, trash, food and beverage, and a reduction in labor costs, resulted in the REIT II portfolio to have “flexed” 45%, which we were very pleased with.  In this example, losing a dollar on the top only lost 45 cents on the bottom line.  On one asset we were able to flex 100% by our decent rate on the Residence Inn Medical Center in Houston.

 Fortifying the assets and cost containment was and remains our first priority. We also sought out LNR’s or Local Negotiated Rates with several government and quasi-governmental agencies.  We hosted the National Guard at several of our hotels as well as several task forces involved in reducing the spread of COVID-19.  We also leased one hotel to the city of Ft Worth as a potential hospital although it never reached the point in the city of needing to be utilized as such.

Secondly, we had to address our loan situation.  The good news is we did have a low level of debt – approximately 45% debt on assets going into the pandemic so we were not overburdened with a heavy debt load.  We did move on each of the assets in a pro-active manner to discuss loan modifications with lenders.  We received loan modifications on our local and regional banks almost immediately.  We were also pleased with the response and the terms of loan mods received from life companies.  Additionally, we are in the final stages of loan modifications on the CMBS or Wall Street loans that have taken a little longer, but we are in continual discussion with each servicer on loan modifications.

The simplest form of modifications is to use FF&E – Furniture Fixtures and Equipment- reserves to cover Principal and Interest on the majority of loans.  There were a couple of loans that we had a Debt Service Coverage reserve which we used to pay Principal and Interest until those reserves were exhausted.  We are still in conversations with various lenders on various modifications.  To date they have been very forthcoming in modification terms and we have been utilizing those on each of our assets. For more details on successful loan modifications to date, please see page 16 of the latest 10-Q.

By way of reminder, the REIT II assets are in markets that we do believe will come back strong.  For instance, 22% of our portfolio is located in Austin, TX which is a market we want to be invested in long term. 20% of our portfolio is also located in Nashville, next door to Vanderbilt University.  We do not anticipate Nashville or Vanderbilt diminishing and we anticipate that market coming back strong once a vaccine is available.  Additionally, almost 10% of the portfolio is in the DFW market and 17% of the portfolio located in downtown Seattle.  Seattle has been a challenging market; Amazon employees have not returned to work and we do not have a definitive date that they will be returning to their offices.  Although we are not a convention hotel, Downtown Seattle is expanding the convention area in Seattle, more than doubling which is positive on the long-term outlook.  The Convention Center is about a block and a half away from our hotel SHS Seattle.  The 737 Boeing Max has also been approved to be brought back on line and built in a suburb of Seattle which should also help demand positively at that hotel.

The markets where the majority of the REITs assets are located in; Austin, Nashville, Seattle, Dallas and Charleston have been strong pre-pandemic.  The Houston Medical Center asset has been consistent during the pandemic within the Med Center, although the Houston Rodeo and Offshore Technology Conference cancellations did affect our hotel demand.  We do understand at this time that the Houston Rodeo is moving forward next Feb/March, which would positively impact demand at that asset.

Even though all options are on the table with each asset, we want to make sure that one single asset does not pull down the remainder of the portfolio.  We are ok selling an asset if we do not think it will come back or will penalize the portfolio through operational shortfalls resulting in a cash strain on the portfolio. To date, we have not selected any assets to sell or dispose of, which is due to the strong markets we are in.

In general, we are working to lower costs and loan modifications to fortify the portfolio until the vaccines are released to the public- which we agree with the major hotel prognosticators will be the key for business travel to resume.  Pfizer, AstraZeneca, and Moderna have vaccines soon to be available to the public with a high efficacy rate.

To be technical, our Revenue for the first 9 months was $30,895,000 compared to $64,837,000 last year, which is a decline of 52.3% for the year.  If you break that down to Revenue per Available room we are down 54.2% which compared to our competitive set has a positive variance of 2.2%.  REIT II is right in the ballpark of our competitive set and peers in the public space when looking at RevPAR to date.

We are often asked: “At what point do we break even?”  In the hotel space, you look at a 3-legged stool:  you can’t answer the question easily because it’s an equation of Occupancy and Rate or ADR (Average Daily Rate) which together provide RevPAR or your Revenue per Available Room.  People ask what your occupancy breakeven is and that answer depends on rate.  What you should be looking at is your REVPAR break even.  It’s a difficult analogy because if you rent 1 room for $1 Million dollars, you make an extremely high margin, whereas renting 1 million rooms for $1 loses a lot of money because of all of the costs.  The REVPAR, depending on how much is made up of rate and occupancy, is used to determine your flex/flow or what your margin at your hotels would be.  If you have high rates for example, your margins will be high.  All of those go into account and every property is different.  In general, in this pandemic you’ve had very poor rate because there has been very low demand.  Therefore, if REVPAR is made up of occupancy instead of rate, margins are poorer in an underwhelming rate market.  It is very hard to specify a break even.

So, where do we go from here? The REIT currently has about $11.8 Million cash on hand.  We think we have enough cash to get us through.  We thought originally the pandemic would last through the summer, but now the pandemic’s effect on hotels looks to be predicated on the successful integration of the vaccine, which looks to be available by the 2nd quarter of next year.  With loan modifications in place and cash on hand, it looks like we may limp along and complete the first full year of the pandemic.  We have modeled out to the end of the 1st quarter to where we hopefully have a return of occupancy through the availability of a vaccine.  What we additionally would look to do at the end of the 1st quarter is look for Credit Facility to give the REIT a little cushion.  Even though we have loan mods, those forborne amounts (FF&E) some of those deferred reserves/principal interest lenders will want to be paid back.  In addition to hotels covering debt service, lenders will want back pay on deferred or forborne amount. The Credit Facility would pay back any forborne amounts to senior lenders in accordance with their 12-18 month payback period.  Once properties are stabilized, we would rather get a Credit Facility to come out of special servicing and go back to master servicing. This would enable the REIT portfolio to exit any cash trap or lockbox situation, as we deem it important to control cash that comes in from each property.  It is much easier to operate and manage by being current.

The major forecasters (PWC and CBRE Hotels) are close to agreement, projecting growth in REVPAR of 41% in 2021, 24% growth in 2022, and growth of 16.4% in 2023 returning us to pre COVID RevPAR in 2024.  3 years of recovery once we get the vaccine in 2021.  It looks like we should return to normalized operations at end of 2023.

What does that mean for distributions?  We want to return to a distribution as quickly as possible.  In order for this to occur, we need the vaccine to be distributed widely, the population needs to return to normal travel, then properties need to get back to cash flow positive situation after paying Principal, Interest, Taxes and Insurance and reserve accounts.  The next big step is pay back forborne amounts through either Credit Facility or operations that produce excess cash flow.  Once that is accomplished, we want to fortify the cash position enabling enough cash on hand to protect the REIT in the event the virus mutates or more outbreaks occur which would further prolong a decline in room night demand.

Once we are in cash flow positive, out of loan mod periods, and pay back lender for forborne amounts, then we will be in a place where we will try to commence distributions to shareholders again.  We would hope in 18-24 months to have a better outlook in a normal market condition to look at opening the SRP and distribution again.  We thank you for joining us today.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES